Exhibit 99.1

NEWS RELEASE

March 27, 2014	OTCQX: DPDW

DEEP DOWN REPORTS 2013 RESULTS

HOUSTON, March 27, 2013 /PRNewswire/ -- Deep Down, Inc. (OTCQX: DPDW) ("Deep Down" or the "Company"), an oilfield services company specializing in complex deepwater and ultra-deepwater oil production distribution system support services, today reported financial results for the full fiscal year 2013.

OPERATING RESULTS

For 2013, Deep Down reported a net loss of $0.6 million, or $0.05 loss per diluted share, compared to a net loss of $2.5 million, or $0.24 loss per diluted share, in 2012.

Revenues for 2013 were $29.6 million as compared to revenues of $29.0 million in 2012. The $0.6 million increase was due primarily to an increase of $1.9 million in our subsea solutions services due to continued strong demand for our technologically innovative solutions, offset by a decrease of $1.3 million in our ROV and topside equipment rental services due to decreased demand.

Gross profit for 2013 was $8.7 million, or 29 percent of revenues, as compared to gross profit for 2012 of $9.3 million, or 32 percent of revenues. The $0.6 million, or 3 percentage-point decrease in gross profit in 2013 compared to 2012, was due to a $1.5 million decrease related to our subsea solutions services, offset by a $0.9 million improvement in our ROV and topside equipment rental services. This improvement was attributable to the consolidation of our Morgan City, Louisiana operations into our Channelview, Texas operations in August 2012, significantly reducing our costs there.

The reduced margins in our subsea solutions services were driven by a $1.4 million write-down on a negotiated buyback of a fabricated asset, resulting from a significant change in a customer’s business needs. Our margins were further reduced by lower than expected margins on a fixed-price fabrication project, and increased rent associated with our new manufacturing facility.

Selling, general and administrative expenses (“SG&A”) for 2013 was $8.8 million, or 30 percent of revenues. SG&A for 2012 was $8.9 million, or 30 percent of revenues. The $0.1 million decrease was due to $1.4 million in savings realized from the previously mentioned consolidation of our businesses, partially offset by increases in payroll and related costs, property tax, and professional and insurance fees from our expansion efforts.

The Company's management evaluates its financial performance based on a non-GAAP measure, Modified EBITDA, which consists of earnings (net income or loss) available to common shareholders before net interest expense, income taxes, depreciation and amortization, and other non-cash and non-recurring charges.  The Company's management evaluates its financial performance based on a non-GAAP measure, Modified EBITDA, which consists of earnings (net income or loss) available to common shareholders before net interest expense, income taxes, depreciation and amortization, and other non-cash and non-recurring charges.  Modified EBITDA was $3.5 million in 2013 vs. $2.4 million in 2012. The $1.1 million increase in Modified EBITDA in 2013 compared to 2012 was due to a $2.2 million increase in gross profit before estimated revenue reduction due to the buy-back of a fabricated asset, non-recurring operational consolidation expense and depreciation, offset by  an increase of $0.9 million in SG&A before share-based compensation, bad-debt provision, and non-recurring operational consolidation expense, and a decrease of $0.2 million in other income before technology investment expense.

LIQUIDITY / CAPITAL RESOURCES

At December 31, 2013, we had working capital of $11.9 million, including cash and cash equivalents of $5.3 million. On March 5, 2013, we entered into the fifth amendment of our bank credit agreement, which among other things, increased the committed amount under our revolving credit facility to $5 million from $2 million. In the third quarter of 2013, in a private placement, we issued 4.4 million shares of our common stock raising net cash proceeds of $7.6 million.

Because of these factors, and because of cash we expect to generate from operations, we believe that we will have adequate liquidity to meet our future operating requirements.

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EXECUTIVE MANAGEMENT

Ronald E. Smith, Chief Executive Officer, stated, “The financial results for 2013 were below our expectations; however, we made tremendous progress toward positioning our company for the long term. First, we greatly expanded our capacity by leasing our new fabrication facility in Houston. Second, we had a capital infusion of $7.6 million in cash as a result of the third quarter 2013 private placement of our common stock. Lastly, our backlog of $29 million is the highest level in our Company’s history and were it not for the two fabrication projects that resulted in lower margins than we anticipated, 2013 could have been a record year for Deep Down. We are bidding on the largest orders in our Company’s history and are more optimistic than ever about the future success of the Company.”

EARNINGS CONFERENCE CALL

In connection with this earnings release,  Deep Down will host its annual conference call on Tuesday, April 1, 2014 at 3:30 PM Central Time (4:30 PM Eastern). Interested investors are invited to dial the toll free number at (877) 303-6187 and provide the Conference ID: 20935204.

At the conclusion of the call, a replay will be available until April 6, 2014.  To access the replay of the call dial (855) 859-2056 and provide the same Conference ID.

The call can also be accessed via the web by going to the Investor Relations section of the Company’s website at www.deepdowninc.com.

About Deep Down, Inc.

Deep Down, Inc. is an oilfield services company serving the worldwide offshore exploration and production industry. Deep Down's proven services and technological solutions include distribution system installation support and engineering services, umbilical terminations, loose-tube steel flying leads (LSFL), installation buoyancy, ROVs and tooling, marine vessel automation, control, and ballast systems. Deep Down supports subsea engineering, installation, commissioning, and maintenance projects through specialized, highly experienced service teams and engineered technological solutions. The company's primary focus is on more complex deepwater and ultra-deepwater oil production distribution system support services and technologies, used between the platform and the wellhead. More information about Deep Down is available at www.deepdowncorp.com.

Forward-Looking Statements

Any forward-looking statements in the preceding paragraphs of this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties in that actual results may differ materially from those projected in the forward-looking statements. In the course of operations, we are subject to certain risk factors, competition and competitive pressures, sensitivity to general economic and industrial conditions, international political and economic risks, availability and price of raw materials and execution of business strategy. For further information, please refer to the Company's filings with the Securities and Exchange Commission, copies of which are available from the Company without charge.

For Further Information

Investor Relations

Casey Stegman

Stonegate Inc. casey@stonegateinc.com

972.850.2001

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DEEP DOWN, INC.

SUMMARY FINANCIAL DATA

	Year Ended
	December 31,
	2013	2012
(in thousands, except per share amounts)
Results of operations data:
Revenues	$29,593	$29,034
Cost of sales	20,879	19,741
Gross profit	8,714	9,293
Total operating expenses	8,927	11,559
Operating loss	(213)	(2,266)
Total other income (expense), net	(400)	(136)
Loss before income taxes	(613)	(2,402)
Income tax benefit (expense)	18	(52)
Net loss	$(595)	$(2,454)
Net loss per share, basic and diluted	$(0.05)	$(0.24)
Weighted-average shares outstanding, basic	11,858	10,185
Weighted-average shares outstanding, diluted	11,860	10,185

Modified EBITDA data:
Net loss	$(595)	$(2,454)
Add back interest expense, net	195	155
Add back depreciation and amortization	1,583	1,773
(Deduct) add back income tax (benefit) expense	(18)	52
Add back share-based compensation	610	554
Add back impairment of intangible assets	–	2,156
Add back bad debt expense	61	1,134
Add back non-recurring operational consolidation expense	–	240
Add back equity in net loss of joint venture	16	179
Adjustment for estimated revenue reduction due to buy-back of fabricated asset	1,418	(1,418	) (1)
Add back technology investment expense	225	–
Modified EBITDA	$3,495	$2,371

(1) Modified EBITDA for the year ended December 31, 2012 has been adjusted to include this transaction in order to enhance comparability of the measure between periods.

Cash flow data:
Cash (used in) provided by:
Operating activities	$(1,438)	$(1,241)
Investing activities	(556)	(1,527)
Financing activities	5,731	(688)

	December 31, 2013	December 31, 2012
(in thousands)
Balance sheet data:
Cash and cash equivalents	$5,260	$1,523
Current assets	16,614	11,763
Current liabilities	4,705	5,766
Working capital	11,909	5,997
Total assets	38,302	31,499
Total debt	4,934	3,616
Total liabilities	7,923	8,702
Stockholders' equity	30,379	22,797

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